APPENDIX A

Fund	Advisory Fee[1]	Approval Date*
North Square Tactical Growth Fund	1.25%[2]	12/16/2020
North Square Tactical Defensive Fund	1.25%[2]	12/16/2020
North Square Trilogy Alternative Return Fund	1.25%[2]	12/16/2020
North Square Multi Strategy Fund[3]	0.00-0.50%	9/23/2021
North Square Spectrum Alpha Fund	0.20%	10/27/2021

* Approval Date represents the date of Board approval for each listed Fund and also is the effective date of the Advisory Agreement for each Fund except the North Square Spectrum Alpha Fund. The effective date of the Advisory Agreement for the North Square Spectrum Alpha Fund is 1/11/22.

1 The average daily net assets of each applicable Fund shall be calculated in the same manner as described in the Fund’s prospectus.

2 The Management Fee for each Fund is currently equal to at an annual rate of 1.25% of its average daily net assets up to $150 million, 1.00% of its average daily net assets over $150 million up to $500 million, and 0.85% of its average daily net assets over $500 million.

3 The annual advisory fee is calculated as follows: (i) 0.00% for Fund assets invested in other series of the Trust advised by the Adviser (“affiliated investments”) and (ii) 0.50% for Fund assets invested in nonaffiliated investments. The Sub-Advisory fee payable by the Advisor to the Sub-Advisor is an amount equal to 50% of the Advisory fee collected by the Advisor.

APPENDIX B

Fund	Sub-Advisory Fee[1]	Approval Date*
North Square Tactical Growth Fund	1.25%[2]	12/16/2020
North Square Tactical Defensive Fund	1.25%[2]	12/16/2020
North Square Trilogy Alternative Return Fund	1.25%[2]	12/16/2020
North Square Multi Strategy Fund[3]	0.00-0.25%	9/23/2021
North Square Spectrum Alpha Fund	0.14%	10/27/2021

* Approval Date represents the date of Board approval for each listed Fund and also is the effective date of the Sub-Advisory Agreement for each Fund except the North Square Spectrum Alpha Fund. The effective date of the Sub-Advisory Agreement for the North Square Spectrum Alpha Fund is 1/11/22.

1 The average daily net assets of each applicable Fund shall be calculated in the same manner as described in the Fund’s prospectus.

2 The Sub-Advisory fee payable by the Advisor to the Sub-Advisor is an amount equal to 70% of the Advisory fee collected by the Advisor. If a waiver occurs with respect to the Advisory Fee payable to the Advisor by a Fund due to an expense cap for a Fund, the waived amount will be shared in the same proportion. Any revenue sharing payments due for the Fund that are paid by the Advisor with respect to a Fund will also be shared in the same proportion by the Advisor and the Sub-Advisor.

3 The annual advisory fee is calculated as follows: (i) 0.00% for Fund assets invested in other series of the Trust advised by the Adviser (“affiliated investments”) and (ii) 0.25% for Fund assets invested in nonaffiliated investments. The Sub-Advisory fee payable by the Advisor to the Sub-Advisor is an amount equal to 50% of the Advisory fee collected by the Advisor.